                               [Globix Letterhead]






                                                                   July 27, 2005

VIA EDGAR

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street NW
Washington, D.C.  20549

         Re:      Withdrawal of Registration Statement by Co-Registrants
                  ------------------------------------------------------

Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-1 (File No. 333-97067) (the "Registration Statement") initially filed with the Securities and Exchange Commission on July 25, 2002 by Globix Corporation, a Delaware corporation ("Globix"), and the Co-Registrants listed as signatories on this letter (the "Co-Registrants"). The Registration Statement was not declared effective. A withdrawal request was filed by Globix on March 16, 2004 and by Globix on behalf of the Co-Registrants on December 6, 2004.

         The Co-Registrants hereby request withdrawal of the following associated registration statements: Comstar Telecom & Wireless, Inc., a Georgia corporation (333-97067-01), Comstar.Net, Inc., a Georgia corporation (333-97067-02), 415 Greenwich GC MM, LLC, a New York corporation (333-97067-03), 415 Greenwich GC Tenant, LLC, a New York corporation (333-97067-04) and 415 Greenwich GC, LLC, a New York corporation (333-97067-05), GRE Consulting, Inc., a New York corporation (333-97067-06), PFM Communications, Inc., a New York corporation (333-97067-07), NAFT International Ltd., a New York corporation (333-97067-008), NAFT Computer Service Corporation, a New York corporation (333-97067-09), Gamenet Corporation, a New York corporation (333-97067-10), and Bluestreak Digital, Inc., a New York corporation (333-97067-11).

         Please call Bonnie J. Roe of Day Berry & Howard LLP at (212) 829-3605 with any questions you may have.

SECURITIES AND EXCHANGE COMMISSION
July 27, 2005
Page 2


                                        Very truly yours,

                                        COMSTAR TELECOM & WIRELESS, INC.
                                        By:  Globix Corporation as successor


                                        By: /s/ James C. Schroeder
                                            ------------------------------------
                                            James C. Schroeder
                                            Vice President & General Counsel

                                        COMSTAR.NET, INC.
                                        By:  Globix Corporation as successor


                                        By: /s/ James C. Schroeder
                                            ------------------------------------
                                            James C. Schroeder
                                            Vice President & General Counsel

                                        415 GREENWICH GC MM, LLC


                                        By: /s/ James C. Schroeder
                                            ------------------------------------
                                            James C. Schroeder, Secretary


                                        415 GREENWICH GC TENANT, LLC


                                        By: /s/ James C. Schroeder
                                            ------------------------------------
                                            James C. Schroeder, Secretary


                                        415 GREENWICH GC, LLC


                                        By: /s/ James C. Schroeder
                                            ------------------------------------
                                            James C. Schroeder, Secretary

SECURITIES AND EXCHANGE COMMISSION
July 27, 2005
Page 3



                                        GRE CONSULTING, INC.
                                        By:  Globix Corporation as successor


                                        By: /s/ James C. Schroeder
                                            ------------------------------------
                                            James C. Schroeder
                                            Vice President & General Counsel

                                        PFM COMMUNICATIONS, INC.
                                        By:  Globix Corporation as successor


                                        By: /s/ James C. Schroeder
                                            ------------------------------------
                                            James C. Schroeder
                                            Vice President & General Counsel


                                        NAFT INTERNATIONAL LTD.
                                        By:  Globix Corporation as successor


                                        By: /s/ James C. Schroeder
                                            ------------------------------------
                                            James C. Schroeder
                                            Vice President & General Counsel

                                        NAFT COMPUTER SERVICE CORPORATION
                                        By:  Globix Corporation as successor


                                        By: /s/ James C. Schroeder
                                            ------------------------------------
                                            James C. Schroeder
                                            Vice President & General Counsel

                                        GAMENET CORPORATION
                                        By:  Globix Corporation as successor


                                        By: /s/ James C. Schroeder
                                            ------------------------------------
                                            James C. Schroeder
                                            Vice President & General Counsel


                                        BLUESTREAK DIGITAL, INC.
                                        By:  Globix Corporation as successor


                                        By: /s/ James C. Schroeder
                                            ------------------------------------
                                            James C. Schroeder
                                            Vice President & General Counsel


cc:      Bonnie J. Roe, Esq.
         Day, Berry & Howard LLP